Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

February 7, 2008	Contact: Christian E. Rothe
Director, Strategic Planning and Development
(217) 228-8224
GARDNER DENVER, INC. REPORTS RECORD REVENUES AND EARNINGS FOR THE
FOURTH QUARTER AND FULL YEAR OF 2007:
Organic Compressor and Vacuum Revenue Growth Accelerates and
Operational Improvements Generate Benefits
•	Compared to the fourth quarter of 2006:
–	Revenues increased 16 percent

–	Operating income grew 31 percent

–	Net income increased 71 percent

–	Diluted earnings per share increased 69 percent
•	Company raises 2008 full-year DEPS outlook range to $3.20 to $3.40

•	Cash provided by operating activities exceeded $181 million in the twelve-month period of 2007, compared to $167 million in the same period of 2006
QUINCY, IL (February 7, 2008) – Gardner Denver, Inc. (NYSE: GDI) announced that revenues and net income for the three months ended December 31, 2007 were $510.3 million and $63.9 million, respectively. For the twelve-month period of 2007, revenues and net income were $1.9 billion and $205.1 million, respectively. Diluted earnings per share (“DEPS”) for the three months ended December 31, 2007 were $1.18, 69 percent higher than the comparable period of 2006. For the twelve-month period of 2007, DEPS were $3.80, 53 percent higher than the comparable period of the previous year. Results for the three-month period of 2007 included an approximately $8.4 million ($0.16 DEPS) reduction to the Company’s tax provision, primarily due to foreign tax credits. Other than the reduction in the tax provision, the Company’s DEPS improvement for the three months ended December 31, 2007 was primarily attributable to the incremental flow-through profitability of organic revenue growth, operational improvements, including benefits from cost reduction efforts, favorable changes in foreign currency exchange rates, and lower interest expense.
Chairman’s Comments Regarding Results
“Gardner Denver achieved a new level of performance in 2007, attaining record results for both revenues and earnings in the fourth quarter and full year. This accomplishment reflects the Company’s ongoing commitment to executing our core strategies and the unwavering dedication of our employees throughout the world,” said Ross J. Centanni, Gardner Denver’s Executive Chairman of the Board. “As a result, our Company has diversified into higher-growth end market segments and expanded our global presence. I remain cautious about the global repercussions of the current economic situation in the U.S., but believe that our diversification strategy will mitigate slowing growth in the industrial end market segment that is expected to occur in the United States in 2008.
“For the full-year 2007, compared to 2006, revenues increased 12 percent, reflecting the benefit of strong organic growth in Europe and Asia and the favorable impact of foreign currency exchange rates. For the fourth quarter of 2007, compared to the same period of 2006, revenues increased 16 percent,” said Mr. Centanni. “We have realized accelerating organic revenue growth in the Compressor and Vacuum Products segment in each quarter of 2007. As we completed our manufacturing integration projects, production throughput improved, past due backlog declined, and revenues grew.
“As a result of operational improvements and leveraging our costs, operating income grew nearly twice as fast as revenues in the fourth quarter of 2007, a 31 percent increase over the same period of 2006. For the full-year 2007, operating income grew 24 percent compared to 2006, or twice the rate of revenue growth for the year.
“Our Compressor and Vacuum Products segment revenues grew by 14 percent in the fourth quarter of 2007, compared to the same period of 2006. Orders increased 19 percent in the three months ended December 31, 2007, when compared with the same period of 2006, reflecting continued demand for engineered products and OEM applications on a global basis, and low-pressure and vacuum applications in Europe. Order growth for this segment accelerated sequentially in the final two quarters of 2007, reflecting strong demand in end market segments, the benefit of reducing manufacturing lead times as we completed the integration of acquired operations, and favorable changes in foreign currency exchange rates.”
Mr. Centanni continued, “Compressor and Vacuum Products segment operating income(1) as a percentage of revenues (segment operating margin(1)) expanded to 12.5 percent in the fourth quarter, the highest level achieved since 1998. The improvement is the result of the segment’s strong flow-through profitability on organic revenue growth, cost reductions, and the benefits of acquisition integration activities. Further improvement is expected to be realized in 2008, as I am pleased to report that during the fourth quarter we substantially completed the Company’s integration project in Schopfheim, Germany. This was the final significant integration project from Gardner Denver’s 2005 acquisition of Thomas Industries. In 2008, these process improvements are expected to increase productivity, while reducing lead times and inventory, generating annualized incremental operating earnings of approximately $6 million.
“Fluid Transfer Products segment revenues grew 25 percent in the fourth quarter of 2007, compared to the fourth quarter of 2006, primarily due to the shipment of the first of two contracts for liquid natural gas and compressed natural gas loading arms destined for South America,” said Mr. Centanni. “Orders declined 28 percent in the fourth quarter, compared with the same period of 2006, reflecting decreased demand for petroleum pumps, partially offset by increased demand for loading arms and fuel systems.

“Although orders for petroleum pumps have decreased since the previous year, demand in the quarter was slightly better than current backlog levels reflect. We received a significant well stimulation pump order in January of 2008 that was under negotiation at the end of 2007 and we booked and shipped an order for drilling pumps within the fourth quarter as a result of previously positioned inventory available to sell on short lead times. Quotation activity for international upstream oil and gas applications remains strong, particularly for aftermarket parts and service. Due to our competitive position and short lead times, we have been relatively successful in converting these quotes to orders in the last two quarters. Nevertheless, we are maintaining our cautious outlook for demand for petroleum pumps in the second half of 2008.
“Fluid Transfer Products segment operating margin(1) was 30.2 percent in the fourth quarter, compared to 28.1 percent in the same period of the prior year, a new record for this reportable segment, despite the fact that drilling pump shipments, one of our more profitable product lines, declined. The year-over-year increase in segment operating margin(1) and the sequential increase from the third quarter of 2007 reflects the flow-through profitability of the significant loading arm shipment that occurred in the fourth quarter and the favorable impact of incremental well stimulation pump volume, since these products generate operating margin in excess of the Fluid Transfer Products segment average.”
Mr. Centanni continued, “For the full-year 2007, we used cash provided by operating activities to repay $125.2 million of debt, reducing debt to total capital to 20.0 percent. In addition, in 2007 the Company substantially completed the integration projects related to the Nash Elmo and Thomas Industries acquisitions. We feel we are well positioned to consider potential future strategic acquisitions.”
Outlook
“Although we expect global economic growth to slow in 2008, we are still optimistic that orders for compressor and vacuum products will remain strong through the first half of 2008, driven by demand in Europe and Asia. Specifically, we expect to see strong demand for OEM applications and engineered products, as well as marine and European mobile applications. The rate of order growth in the second half of 2008 is expected to slow slightly, however, reflecting an anticipated downturn in the European economy’s rate of growth. From a revenue perspective, we anticipate continued growth throughout 2008 as a result of the order outlook and a reduction in backlog due to the achievement of operational improvements. The Compressor and Vacuum Products segment ended 2007 with a record level of backlog, which should help drive results in 2008,” said Mr. Centanni.
“Our production capacity for well stimulation pumps remains sold out through the first half of 2008 and we are investing in capital equipment to expand our presence in the aftermarket for this product line. We continue to believe that demand for drilling pumps in the U.S. will continue to decline in 2008, but that international quotations and product availability will result in some opportunities. We also expect that the rig count will remain steady in North America,” said Mr. Centanni.
“Based on our current economic outlook, existing backlog, and the expected benefit of operational improvements from completed integration projects, we are raising our full-year 2008 DEPS outlook range to $3.20 to $3.40, with first quarter DEPS expected to be $0.75 to $0.80. This outlook includes the expected first quarter shipment of the remaining contract for liquid natural gas and compressed natural gas loading arms destined for South America and some restructuring activities in Europe and Australia to further streamline operations and reduce administrative expenses. These restructuring activities are expected to reduce DEPS for the first quarter and full year by $0.02 and $0.04, respectively.
“The midpoint of the DEPS range for the first quarter of 2008 ($0.78) represents a 3 percent decrease from the same period of 2007. The midpoint of the DEPS range for the full-year 2008 ($3.30) represents a 13 percent decrease from the 2007 results, resulting primarily from non-recurring reductions in the tax provision in 2007 ($19.5 million or $0.36 DEPS). Income before income taxes is expected to decrease for the first quarter and full-year 2008, when compared with the first quarter and full-year 2007, respectively, as revenue and segment operating margin(1) increases in Compressor and Vacuum Products are expected to be more than offset by the earnings impact of reduced petroleum pump shipments. The DEPS outlook range for the full-year 2008 assumes that the diluted weighted average number of the Company’s shares outstanding for 2008 and 2007 are similar, as a result of the anticipated execution of the Company’s share repurchase program throughout 2008. Based on current expectations, the effective tax rate assumed in the DEPS guidance for the first quarter and full-year 2008 is 30 percent.”
Mr. Centanni continued, “The Company invested approximately $47.8 million in capital expenditures during 2007, compared to $41.1 million in 2006, due primarily to spending to complete acquisition integration projects. Depreciation and amortization expense was approximately $58.6 million in 2007, compared to $52.2 million in 2006. For the full-year 2008, capital spending is expected to be approximately $45 million to $50 million. The 2008 capital spending plan includes investments to expand the Company’s manufacturing capacity for compressor and vacuum products in China, which are expected to occur in the second half of the year.”
Other Company Matters
As previously announced, Mr. Barry L. Pennypacker was appointed as Gardner Denver’s new President and Chief Executive Officer on January 21, 2008. Mr. Pennypacker succeeds Ross J. Centanni, who remains as the Company’s Executive Chairman of the Board. “Barry has been very focused on learning more about the products and operations of the Company in his first few weeks,” said Mr. Centanni. “He brings a strong background in operational excellence through lean process improvements and supply chain management to the Company. As I transition the day-to-day operational responsibilities of Gardner Denver to Barry, I will begin to focus my attention on strategic growth opportunities for the Company, including potential acquisitions.”

During the fourth quarter of 2007, the Board of Directors authorized a new share repurchase program to acquire up to 2.7 million shares of the Company’s outstanding common stock, representing 5 percent of the Company’s outstanding shares. This program replaced a previous program authorized in October 1998 that had approximately 0.4 million shares remaining for repurchase. However, since the Company was in a trading blackout for most of December, as the Board finalized the succession plan for Mr. Centanni, no shares of common stock were repurchased under the new authorization during 2007. “Subject to market conditions and other factors, we intend to begin acquiring shares in the first quarter of 2008, returning excess cash to our shareholders while also maintaining the flexibility to invest in organic growth initiatives and strategic acquisitions,” said Mr. Centanni.
In January 2008, Gardner Denver was included in Forbes magazine’s list of the “400 Best Big Companies in America,” the Company’s second consecutive year of being included on the prestigious list. Forbes’ selection process includes benchmarks for financial growth rates and returns as well as corporate governance and accounting standards reviews. Mr. Centanni stated, “We are honored to again be recognized by Forbes’ as a member of its “Platinum 400,” which would not have been possible without the dedication of our employees and our long-standing relationships with our customers and suppliers.” Additionally, Gardner Denver was recognized among Fortune magazine’s “100 Fastest Growing Companies” and Forbes magazine’s list of “100 Best Mid-Cap Stocks” for 2007, both for the second consecutive year, and was named as a member of Fortune’s 2007 ranking of America’s 1,000 largest corporations.
Revised Presentation of Operating Results
The Company’s presentation of its operating results reflects the reclassification of operating income and expense items previously reported in the caption “Other income, net,” to “Selling and administrative expenses.” Operating income and expense items previously included in “Other income, net” for the three months ended December 31, 2006 and the full-year 2006 were approximately $0.4 million and $0.7 million, respectively. Non-operating income and expense items, consisting primarily of investment income, will continue to be reported in “Other income, net.” This reclassification resulted in a corresponding change in reportable segment operating income(1). The 2006 consolidated statements of operations and business segment results included in this press release have been reclassified to conform to the current presentation. The Company intends to furnish unaudited reclassified statements of operations and business segment results for each quarter of the years ended December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006, and 2005 in a Securities and Exchange Commission Current Report on Form 8-K on or about February 7, 2008.
Beginning in the first quarter of 2007, the Company’s presentation of its operating results reflects the inclusion of depreciation and amortization expense in cost of sales and selling and administrative expenses. Total depreciation and amortization was previously reported as a separate caption in the consolidated statements of operations. The 2006 consolidated statements of operations included in this press release have been reclassified to conform to the current presentation. Depreciation expense included in cost of sales for the three and twelve-month periods ended December 31, 2006 was approximately $7.2 million and $35.8 million, respectively. For the three and twelve-month periods ended December 31, 2006, depreciation and amortization expense included in selling and administrative expenses was approximately $5.5 million and $16.4 million, respectively.
Neither of these reclassifications had an effect on reported consolidated income before tax, net income, per share amounts, or net cash provided by operating activities.
In connection with these reclassifications, the Company added the captions “Gross profit” and “Operating income” to its consolidated statements of operations. The Company believes that this change in presentation provides a more meaningful measure of its cost of sales and selling and administrative expenses and that gross profit and operating income are useful, widely-accepted measures of profitability and operating performance.
Fourth Quarter Results
Revenues increased $70.8 million (16 percent) to $510.3 million for the three months ended December 31, 2007, compared to the same period of 2006. Compressor and Vacuum Products segment revenues increased 14 percent for the three-month period of 2007, compared to the previous year, driven by organic volume growth and price increases in most product lines and regions and favorable changes in foreign currency exchange rates. Fluid Transfer Products segment revenues increased 25 percent for the three months ended December 31, 2007, compared to the same period of 2006, primarily resulting from increased volume in loading arms, fuel systems, and well servicing pumps, price increases, and favorable changes in foreign currency exchange rates, partially offset by lower volume in drilling pumps (see Selected Financial Data Schedule).
Compressor and Vacuum Products orders of $391.9 million for the three-month period ended December 31, 2007 were $61.2 million (19 percent) higher than the same period of the previous year due to organic growth and favorable changes in foreign currency exchange rates. Orders for Fluid Transfer Products of $67.9 million for the three months ended December 31, 2007 were $26.9 million (28 percent) lower than the same period of the previous year due to reduced demand for drilling pumps and well stimulation pumps, somewhat offset by increased demand for loading arms and fuel systems and favorable changes in foreign currency exchange rates.
Gross profit increased $19.3 million (13 percent) to $168.0 million for the three months ended December 31, 2007, compared to the same period of 2006, as a result of the higher revenue. Gross profit as a percentage of revenues declined to 32.9 percent in the three-month period ended December 31, 2007, from 33.8 percent in the same period of 2006. The year-over-year decrease in gross profit as a percentage of revenues was primarily attributable to product mix and increased depreciation, partially offset by operational improvements and leveraging fixed and semi-fixed costs over additional production volume.

As a percentage of revenues, selling and administrative expenses improved to 16.2 percent for the three-month period ended December 31, 2007, compared to 18.9 percent for the same period of 2006, as a result of cost control initiatives and leveraging revenue growth. Selling and administrative expenses decreased $0.7 million in the three-month period ended December 31, 2007, as compared to the same period of 2006, to $82.4 million, despite the unfavorable impact of changes in foreign currency exchange rates (approximately $4.8 million), due to cost reductions realized through integration initiatives and lower integration costs. The three-month period of 2006 included approximate $3.0 million in severance and integration costs.
Operating income increased $20.0 million (31 percent) to $85.5 million for the three months ended December 31, 2007, compared to the same period of 2006, due to the revenue growth, cost leverage, and lower integration costs. Operating income as a percentage of revenues improved to 16.8 percent in the three-month period ended December 31, 2007, from 14.9 percent in the same period of 2006.
The provision for income taxes for the three months ended December 31, 2007 decreased $4.1 million (20 percent) to $16.5 million, compared to the same period of 2006, principally arising from an approximately $8.4 million reduction to the Company’s tax provision, primarily due to foreign tax credits that resulted from the Company’s cash repatriation efforts. Overall, the Company’s effective tax rate was also reduced as a result of previously implemented tax planning initiatives. The Company’s effective tax rate was 20.6 percent for the three-month period of 2007, compared to 35.6 percent for the three-month period of 2006.
Net income for the three months ended December 31, 2007 increased $26.6 million (71 percent) to $63.9 million, compared to $37.3 million in same period of 2006, due to revenue growth, cost reductions, reduced interest expense, and a lower effective tax rate. DEPS for the three-month period of 2007 were $1.18, 69 percent higher than the comparable period of the previous year as a result of the increased net income.
Twelve Month Results
Revenues in 2007 increased $199.6 million (12 percent) to $1.9 billion, compared to $1.7 billion in 2006. This increase resulted from volume growth, price increases, and favorable changes in foreign currency exchange rates.
Gross profit increased $70.6 million (13 percent) to $619.9 million in 2007, compared to 2006, as a result of the higher revenue. Gross profit as a percentage of revenues increased to 33.2 percent in 2007, compared with 32.9 percent in 2006, primarily because cost of sales in 2006 included a non-recurring charge to depreciation expense of approximately $5.5 million associated with the finalization of the fair market value of Thomas Industries’ property, plant, and equipment. Declines in productivity related to acquisition integration efforts during the first half of 2007 essentially offset the benefit of cost leverage over a higher revenue base (see Selected Financial Data Schedule).

As a percentage of revenues, selling and administrative expenses improved to 17.6 percent in 2007, from 18.9 percent in 2006, as a result of cost control initiatives and leveraging revenue growth. Selling and administrative expenses increased $13.4 million in 2007 to $328.4 million, due to unfavorable changes in foreign currency exchange rates ($15.8 million) and other selling and administrative expense increases, which were partially offset by cost reductions realized through integration initiatives. Selling and administrative expenses in 2006 included approximately $4.6 million in severance and integration costs and a $3.2 million non-recurring reduction to amortization expense associated with the finalization of the fair market value of Thomas Industries’ amortizable intangible assets.
Operating income increased $57.2 million (24 percent) to $291.5 million in 2007, compared to 2006. Operating income as a percentage of revenues improved to 15.6 percent in 2007, from 14.0 percent in 2006. The improved operating income as a percentage of revenues reflects significant leveraging of fixed and semi-fixed costs over higher revenues and cost reductions realized to date through acquisition integration initiatives.
The provision for income taxes in 2007 decreased $4.5 million (7 percent) to $63.3 million, compared to 2006. The income tax impact of higher pretax income was more than offset by a lower effective tax rate for 2007 (23.6 percent) than 2006 (33.7 percent), primarily due to $10.0 million of non-cash reductions to net deferred tax liabilities related to corporate income tax rate changes in Germany, the U.K., and China, which were enacted in 2007 and will become effective in early 2008, and the previously-mentioned foreign tax credit benefit.
Net income increased $72.2 million (54 percent) to $205.1 million in 2007, compared to $132.9 million in 2006. Diluted earnings per share in 2007 were $3.80, 53 percent higher than the previous year.
Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the “Chairman’s Comments Regarding Results,” “Outlook,” “Other Company Matters,” “Revised Presentation of Operating Results,” “Fourth Quarter Results,” and “Twelve Month Results” sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.
The following uncertainties and factors, among others, including those set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2006, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the

Company’s exposure to economic downturns and market cycles, particularly the level of oil and natural gas prices and oil and natural gas drilling production, which affect demand for the Company’s petroleum products, and industrial production and manufacturing capacity utilization rates, which affect demand for the Company’s compressor and vacuum products; (2) the risks associated with intense competition in the Company’s market segments, particularly the pricing of the Company’s products; (3) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company’s dependence on particular suppliers, particularly iron casting and other metal suppliers; (4) the ability to continue to identify and complete other strategic acquisitions and effectively integrate such acquired companies to achieve desired financial benefits; (5) economic, political, and other risks associated with the Company’s international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the euro, the British pound, and the Chinese yuan); (6) the ability to attract and retain quality executive management and other key personnel; (7) the risks associated with potential product liability and warranty claims due to the nature of the Company’s products; (8) the risk of regulatory noncompliance could have a significant impact on our business; (9) the risks associated with environmental compliance costs and liabilities; (10) the risks associated with pending asbestos and silicosis personal injury lawsuits; (11) the risk of possible future charges if the Company determines that the value of goodwill and other intangible assets, representing a significant portion of its total assets, is impaired; (12) the risk that communication or information systems failure may disrupt our business and result in financial loss and liability to our customers; (13) the risks associated with enforcing the Company’s intellectual property rights and defending against potential intellectual property claims; (14) the ability to avoid employee work stoppages and other labor difficulties; and (15) changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations and market performance of pension plan assets. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three and twelve-month periods ended December 31, 2007 and 2006 follow.
Gardner Denver will broadcast a conference call to discuss fourth quarter earnings on Friday, February 8, 2008 at 9:30 a.m. Eastern time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2007 revenues of $1.9 billion, is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial market segments, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

(1) Segment operating income (defined as revenues less cost of sales and selling and administrative expenses), and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income to consolidated operating income and consolidated income before income taxes, see “Business Segment Results.”

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2007	2006	Change	2007	2006	Change
Revenues	$510,327	$439,542	16	$1,868,844	$1,669,176	12
Cost of sales (2)	342,343	290,832	18	1,248,921	1,119,860	12

Gross profit	167,984	148,710	13	619,923	549,316	13
Selling and administrative expenses (2)	82,439	83,188	(1)	328,404	314,967	4

Operating income	85,545	65,522	31	291,519	234,349	24
Interest expense	6,050	8,805	(31)	26,211	37,379	(30)
Other income, net (2)	(889)	(1,179)	(25)	(3,052)	(3,645)	(16)

Income before income taxes	80,384	57,896	39	268,360	200,615	34
Provision for income taxes	16,519	20,601	(20)	63,256	67,707	(7)

Net income	$63,865	$37,295	71	$205,104	$132,908	54

Basic earnings per share	$1.19	$0.71	68	$3.85	$2.54	52

Diluted earnings per share	$1.18	$0.70	69	$3.80	$2.49	53

Basic weighted average number of shares outstanding	53,518	52,547		53,223	52,330

Diluted weighted average number of shares outstanding	54,186	53,641		54,043	53,460

Shares outstanding as of December 31	53,546	52,626

(2)	Current and prior year results reflect the inclusion of depreciation and amortization expense in cost of sales and selling and administrative expenses and the reclassification of operating income and expense items from other income, net, to selling and administrative expenses.

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	12/31/2007	9/30/2007	Change	12/31/2006
Cash and equivalents	$92,922	$88,834	5	$62,331
Accounts receivable, net	308,748	295,417	5	261,115
Inventories, net	256,446	266,790	(4)	225,067
Total current assets	701,528	684,914	2	579,718

Total assets	1,905,607	1,898,225	—	1,750,231

Short-term borrowings and current maturities of long-term debt	25,737	23,689	9	23,789
Accounts payable and accrued liabilities (3)	286,465	310,081	(8)	293,178
Total current liabilities (3)	312,202	333,770	(6)	316,967
Long-term debt, less current maturities	263,987	302,685	(13)	383,459

Total liabilities	745,894	816,897	(9)	897,701

Total stockholders’ equity	$1,159,713	$1,081,328	7	$852,530

(3)	In connection with the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” effective January 1, 2007, the liability established for unrecognized income tax benefits relative to matters not expected to be resolved within twelve months at December 31, 2007 has been classified as a non-current liability. The balance sheet at December 31, 2006 was reclassified to conform to the current presentation and, accordingly, approximately $9.4 million of the liability for unrecognized tax benefits at December 31, 2006 was reclassified from current liabilities to non-current liabilities.

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2007	2006	Change	2007	2006	Change
Compressor and Vacuum Products

Revenues	$387,070	$340,576	14	$1,440,311	$1,310,505	10
Operating income	48,361	37,681	28	169,660	140,058	21
% of revenues	12.5%	11.1%		11.8%	10.7%
Orders	391,935	330,675	19	1,493,869	1,348,521	11
Backlog	429,375	354,266	21	429,375	354,266	21

Fluid Transfer Products

Revenues	123,257	98,966	25	428,533	358,671	19
Operating income	37,184	27,841	34	121,859	94,291	29
% of revenues	30.2%	28.1%		28.4%	26.3%
Orders	67,900	94,812	(28)	367,086	377,127	(3)
Backlog	130,902	186,353	(30)	130,902	186,353	(30)

Reconciliation of Segment Results to Consolidated Results

Compressor and Vacuum Products operating income	$48,361	$37,681		$169,660	$140,058
Fluid Transfer Products operating income	37,184	27,841		121,859	94,291

Consolidated operating income	85,545	65,522		291,519	234,349
% of revenues	16.8%	14.9%		15.6%	14.0%
Interest expense	6,050	8,805		26,211	37,379
Other income, net	(889)	(1,179)		(3,052)	(3,645)

Income before income taxes	$80,384	$57,896		$268,360	$200,615

% of revenues	15.8%	13.2%		14.4%	12.0%

The Company has determined its reportable segments in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company evaluates the performance of its reportable segments based on income before interest expense, other income, net, and income taxes. Reportable segment operating income (defined as revenues less cost of sales and selling and administrative expenses) and segment operating margin (defined as segment operating income divided by revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income of its reportable segments to evaluate past performance, management performance and compensation, and actions required to improve profitability.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
		%		%
	$Millions	Change	$Millions	Change
Compressor and Vacuum Products
2006 Revenues	340.6		1,310.5
Effect of currency exchange rates	22.9	7	68.5	5
Organic growth	23.6	7	61.3	5

2007 Revenues	387.1	14	1,440.3	10

2006 Orders	330.7		1,348.5
Effect of currency exchange rates	22.6	7	71.0	5
Organic growth	38.6	12	74.4	6

2007 Orders	391.9	19	1,493.9	11

Backlog as of 12/31/06	354.3
Effect of currency exchange rates	21.6	6
Organic growth	53.5	15

Backlog as of 12/31/07	429.4	21

Fluid Transfer Products
2006 Revenues	99.0		358.7
Effect of currency exchange rates	5.2	5	10.5	3
Organic growth	19.1	20	59.3	16

2007 Revenues	123.3	25	428.5	19

2006 Orders	94.8		377.1
Effect of currency exchange rates	2.4	3	11.0	3
Organic growth	(29.3)	(31)	(21.0)	(6)

2007 Orders	67.9	(28)	367.1	(3)

Backlog as of 12/31/06	186.4
Effect of currency exchange rates	4.3	2
Organic growth	(59.8)	(32)

Backlog as of 12/31/07	130.9	(30)

Consolidated Revenues
2006	439.5		1,669.2
Effect of currency exchange rates	28.1	6	79.0	5
Organic growth	42.7	10	120.6	7

2007	510.3	16	1,868.8	12